SECURITIES AND EXCHANGE COMMISSION
                                  Washington DC 20549

                                       Schedule 13G

                        Under the Securities Exchange Act of 1934
                                     (Amendment No. 10)

                                      ______IGI, Inc._____
                                        (Name of Issuer)

                                  Common Stock ($.01 par value
                                  Title of Class of Securities)

                                          ___449575 10 9___
                                             CUSIP Number


Check the following box if a fee is being paid with this statement /__/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall e filed out for a reporting person s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ( Act ) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages(s))

                              Page 1 of 3 pages

/CUSIP NO.  449575 10 9 /                                  Page 2 of  3 pages

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jane E. Hager
          ###-##-####

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) /__/
                                                         (b) /__/

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF SHARES                5     SOLE VOTING POWER
                                      555,000

BENEFICIALLY
OWNED BY                        6     SHARED VOTING POWER
                                      0

EACH
REPORTING                       7     SOLE DISPOSITIVE POWER
                                      555,000

PERSON
WITH                            8     SHARED DISPOSITIVE POWER
                                      0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
         555,000

10   CHECK BOX OF THE AGGREGATE AMOUNT I ROW (9) EXCLUDES CERTAIN
       SHARES*
          X

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.9%

12   TYPE OF REPORTING PERSON*
          IN

Item 1 (a)     Name of Issuer:        IGI, Inc.

Item 1 (b)     Address of Issuer s Principal Executive Offices:
                    Wheat Rd. & Lincoln Ave., Buena, NJ  08310

Item 2 (a)     Name of Person Filing:     Jane E. Hager

Item 2 (b)     Address of Principal Business Office or, if none,
                     Residence: Pinnacle Mountain Farms,
                                Lyndeboro, NH  03082

Item 2 (c)     Citizenship:              United States

Item 2 (d)     Title of Class of Securities:    Common Stock  ($.01 par value)

Item 2 (e)     CUSIP Number: 449575 10 9

Item 4         Ownership:

               (a) Amount Beneficially Owned:     555,000

               (b) Percent of Class      5.9%

               (c) Number of Shares as to which such person has:

                   (i)       sole power to vote or to direct the
                             vote:  555,000
                   (ii)      shared power to vote or to direct
                             the vote:      0
                   (iii)     sole power to dispose or to direct
                             the disposition of:      555,000
                   (iv)      shared power to dispose or to direct
                             the disposition of:      0

Signature:   After reasonable inquiry and to the best of my
                   knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     February 14, 1997  /s/ Jane E. Hager___________________
                                                Jane E. Hager

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